Exhibit 10.5

THIRD AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Third Amended and Restated Executive Employment Agreement (“Restated Agreement”), which shall amend and restate in its entirety the Employment Agreement by and between Paylocity Corporation, an Illinois corporation (“Company”) and Steven R. Beauchamp (“Executive”) dated as of October 4, 2007 (“Original Agreement”) as previously amended in the Further Amended and Restated Employment Agreement dated December 21, 2008, is made and entered into by the Company and Executive effective as of February 7, 2014 (the “Effective Date”).

WHEREAS, Section 12(d) of the Further Amended and restated Employment Agreement provides that it may be amended or modified only with a written instrument executed by all parties.

WHEREAS, the Board of Directors of the Company (“Board”) has determined, and the undersigned parties hereto agree, that it is in the best interest of the Company and its stockholders to amend and restate the Further Amended and restated Employment Agreement in its entirety to clarify certain terms and conditions of employment of Executive as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Restated Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.                                      Employment.  Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.                                      Duties.

2.1                               Position.  Executive is employed as President and Chief Executive Officer and shall have the duties and responsibilities assigned by Company’s Board.  Executive shall perform faithfully and diligently all duties assigned to Executive.  Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2                               Best Efforts/Full-time.  Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board in advance of Executive’s intent to engage in other paid work and receives express written consent from the Board to do so.  Notwithstanding the foregoing, Executive will be permitted to serve as an outside director on the board of directors for nonprofit or charitable entities or managing Executive’s personal financial and legal affairs, so long as the foregoing activities, provided such entities are not competitive with Company and subject to the provisions of section 10 below.

2.3                               Work Location.  Executive’s principal place of work shall be located in Arlington Heights, Illinois, or such other location as Company may direct from time to time in connection with the performance of Executive’s duties.

3.                                      At-Will Employment.  Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause (as defined below) or advance notice, by either Executive or Company.  No representative of Company, other than the Board, has the authority to alter the at-will employment relationship.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Board.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.                                      Compensation.

4.1                               Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, for fiscal year 2014, Company shall pay to Executive an annualized base salary of $425,427, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company.  Company shall conduct a review of Executive’s base salary with a targeted increase of no less than five percent (5%) annually based on agreed upon financial objectives for each fiscal year.  The salary increase will be evaluated after each fiscal year and implemented in September of each year contingent upon accomplishing specific annual objectives to be agreed upon by Employer and Employee.  In the event Executive’s employment under this Restated Agreement is terminated by either party, for any reason, Executive will earn the base salary prorated to the date of termination.

4.2                               Incentive Compensation.  Executive shall be eligible to earn an annual performance bonus, the target amount of which is 20% of Executive’s base salary (“Annual Bonus”).  The Annual Bonus will be based on Executive’s achievement of Company’s annual business plan objectives, which shall be established by Company’s Compensation Committee and communicated to Executive within 30 days of the beginning of each fiscal year.  Executive’s achievement of the business plan objectives will be determined by the Compensation Committee in its sole discretion.  The Annual Bonus shall be less all required taxes and withholdings and will be paid out within 60 days following the end of the fiscal year in which it is earned.

4.3                               Acceleration of Equity Incentive Grants.  Company and/or Paylocity Holding Corporation, Company’s parent (“Parent”) has previously granted or may in the future grant to Executive equity awards subject to time-based vesting in connection with his employment.  Immediately prior to the consummation of a Change in Control, the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Executive by Company and/or Parent shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full immediately prior to such Change in Control provided that Executive’s employment with Company or Parent has not terminated prior to such Change in Control.  For the purposes of this Restated Agreement, “Change in Control” shall mean (i) the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in Parent or the combined voting power of Parent’s then outstanding voting securities; or (ii) the consummation of a reorganization, merger or consolidation of Parent or the sale of all or substantially all of the assets of Parent, in each case with respect to which persons who held equity interests in Parent immediately prior to such reorganization, merger, consolidation or sale do not immediately thereafter own, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities of the surviving or resulting corporation or other entity; provided, however, that any such transaction consummated in connection with, or for the purpose of facilitating, an initial public offering shall not constitute a Change in Control hereunder; provided further, however, that a Change in Control shall not include a transaction undertaken for the principal purpose of restructuring the capital of Parent, including, but not limited to, reincorporating Parent in a different jurisdiction, converting Parent to a limited liability company or creating a holding company.  Notwithstanding the foregoing, a Change in Control shall not occur for purposes of this Restated Agreement unless such Change in Control constitutes a “change in control event” under Section 409A of the Code and the regulations thereunder.

5.                                      Customary Fringe Benefits.  Executive will be eligible for all customary and usual fringe benefits generally available to Executives of Company subject to the terms and conditions of Company’s benefit plan documents.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.                                      Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies.  Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7.                                      Termination of Executive’s Employment.

7.1                               Termination for Cause by Company.  Company may terminate Executive’s employment immediately at any time for Cause.  For purposes of this Agreement, “Cause” is defined as:  (i) material dishonest or fraudulent behavior, or convictions of a felony; (ii) the material breach of any covenant contained or referred to in this Agreement; (iii) the failure of Executive to meet fair and reasonable performance standards established by Company from time to time; (iv) Executive’s failure or refusal to perform specific directives of Company’s Board, which directives are consistent with the scope and nature of Executive’s duties and responsibilities, and which are not remedied by Employee within thirty (30) days after written notice; (v) any violation of the covenant not to disclose confidential information regarding the business of Company and its products as set forth in Section 7 of this Restated Agreement; or (vi) any act of material dishonesty by Executive which adversely affects the business of Company.  In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination

(“Accrued Benefits”).  All other Company obligations to Executive pursuant to this Restated Agreement will become automatically terminated and completely extinguished.  Executive will not be entitled to receive the Severance Payment described in subsection 7.2 below.

7.2                               Termination Without Cause by Company/Severance.  Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive.  In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits.  In addition, Executive will receive a “Severance Payment” equivalent to twelve (12) months of Executive’s base salary then in effect on the date of termination, payable as salary continuation in equal installments in accordance with Company’s regular payroll cycle over a twelve (12) month period, beginning on the first regular payday occurring 60 days following the termination date.  Executive will only receive the Severance Payment if Executive executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date.  All other Company obligations to Executive will be automatically terminated and completely extinguished.  If Executive’s employment with Company terminates due to Executive’s death or Executive’s inability to perform the essential functions of Executive’s position with or without reasonable accommodation, Executive shall not be entitled to the Severance Payment described above.

7.3                               Voluntary Resignation by Executive.  Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days’ advance written notice.  In the event of Executive’s voluntary resignation, Executive will be entitled to receive only Accrued Benefits for the thirty-day notice period and no other amount.  All other Company obligations to Executive pursuant to this Restated Agreement will become automatically terminated and completely extinguished.  In addition, Executive will not be entitled to receive the Severance Payment described in subsection  7.2 above.

8.                                      Resignation of Board or Other Positions.  Upon the termination of Executive’s employment for any reason, Executive agrees to immediately resign all other positions (including Board membership) Executive may hold on behalf of Company.

9.                                      Application of Section 409A.

(a)                                 Notwithstanding anything set forth in this Restated Agreement to the contrary, no amount payable pursuant to this Restated Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)                                 Company intends that income provided to Executive pursuant to this Restated Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Restated Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Restated Agreement.  In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Restated Agreement.

(c)                                  Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Restated Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)                                 For purposes of Section 409A of the Code, the right to a series of installment payments under this Restated Agreement shall be treated as a right to a series of separate payments.

10.                               No Conflict of Interest.  During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest.  Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Board in its sole discretion.  If Company’s Board believes such a conflict exists during the term of this Restated Agreement, Company may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

11.                               Non-Competition.  Executive agrees that during Executive’s employment with Company and for a period of twelve (12) months immediately following termination of such employment for any reason (the “Non-competition Period”), Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Executive was involved or had knowledge, being conducted by, or contemplated by, Company or any of its subsidiaries as of the termination of Executive’s employment in any geographic area in which Company or any of its subsidiaries is then conducting such business.

12.                               Non-Solicitation.  Executive acknowledges that Company’s relationship with its clients, employees, vendors, suppliers and other persons with whom Company has a business relationship (hereinafter referred to as “Prohibited Persons”), are special and unique, and that Company’s relationship with the Prohibited Persons may not be able to be replaced by Company.  Executive further acknowledges that the protection of Company’s Prohibited Persons is essential.  Therefore, Executive expressly covenants and agrees that during Executive’s employment with Company and for a period of twelve (12) months immediately following termination of Executive’s employment for any reason (the “Non-solicitation Period”), Executive will not at any time for himself or on behalf of any other person, firm, partnership or corporation:  (1) induce, or attempt to induce, any Prohibited Persons either to refrain, or to cease doing business with Company; or (2) directly or indirectly solicit, hire, induce or otherwise engage a Prohibited Person in any competitive business.

13.                               Nondisclosure of Confidential Information.

13.1                        Executive recognizes that the knowledge and information about, and relationships with business associates, customers, clients and agents of Company and its affiliated companies, and the business methods, systems, plans, and policies of Company and of its affiliated companies, which Executive may receive, obtain, or establish as an employee of Company are valuable and unique assets of Company or its affiliates.  Executive agrees that, during any Employment Period and thereafter, Executive shall not disclose or remove, without the written consent of Company, (i) any material or substantial, confidential, or proprietary know-how, data, or information, including, but not limited to software, data, information relating to customers, pricing, safety manuals, training manuals, Quality Assurance/Quality Control manuals, mandatory processes and means or techniques pertaining to Company or its affiliates, and (ii) any business plans, strategies, targets, or directives, to any person, firm, corporation, or any other entity, for any reason or purpose whatsoever.  Executive acknowledges and agrees that all memoranda, notes, records, clients lists, client information and other documents, computer software, data or material in any form made or compiled by Executive or made available to Executive concerning Company’s business is and shall be Company’s exclusive property and shall be delivered by Executive to Company upon termination of Executive’s employment or at any other time upon the request of Company.

13.2                        The restrictions in the above paragraph shall not apply to:  (1) information that at the time of disclosure is in the public domain through no fault of Executive’s; (2) information received from a third party outside of Company that was disclosed without a breach of any confidentiality obligation; (3) information approved for release by written authorization of Company; or (4) information that may be required by law or an order of any court, agency or proceeding to be disclosed.  Executive shall provide Company notice of any such required disclosure once Executive has knowledge of it and will help Company to the extent reasonable to obtain an appropriate protective order.

13.3                        Company acknowledges that Executive has had significant prior work experience in the industry in which Company is engaged, and that Executive enters into this

Restated Agreement with significant prior knowledge, information and relationships in such industry.

14.                               Enforcement:  Remedies, Construction.

14.1                        Executive covenants, agrees, and recognizes the breach or threatened breach of the covenants, or any of them, contained in Sections 11, 12 and 13 will result in immediate and irreparable injury to Company and that Company shall be entitled to an injunction restraining Executive or any of his affiliates from any violation of Sections 11, 12 and 13 to the fullest extent allowed by law.  Executive further covenants and agrees that in the event of a violation of any of his respective covenants and agreements contained in Sections 11, 12 and 13 hereof, Company shall be entitled to an accounting of all profits, compensation, commissions, remunerations or benefits which Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation and shall be entitled to receive all such amounts to which Company would be entitled as damages under law or at equity.  Nothing herein shall be construed as prohibiting Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach.

14.2                        Executive agrees that in the event he breaches the covenants, or any of them, contained in Sections 11 and 12, then the Non-competition Period or Non-solicitation Period, as applicable, shall be automatically extended by the length of time any such breach remains continuing.

14.3                        Executive hereby expressly acknowledges and agrees as follows:

(a)                                 that he has read the covenants set forth above in Sections 11, 12 and 13, has had an opportunity to discuss them with an attorney and that such covenants are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of Company; and

(b)                                 that each of the covenants set forth in Sections 11, 12 and 13 and the subdivisions thereof are separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction without the necessity of proving actual damages or posting any bond or other security; provided, however, that the invalidity or unenforceability of this Restated Agreement in any respect shall not affect the validity or enforceability of this Restated Agreement in any other respect.  In the event that any provision of this Restated Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Restated Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Restated Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

14.4                        Nothing in Sections 11 and 12 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

15.                               General Provisions.

15.1                        Successors and Assigns.  The rights and obligations of Company under this Restated Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

15.2                        Waiver.  Either party’s failure to enforce any provision of this Restated Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Restated Agreement.

15.3                        Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.4                        Severability.  In the event any provision of this Restated Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5                        Interpretation; Construction.  The headings set forth in this Restated Agreement are for convenience only and shall not be used in interpreting this Restated Agreement.  This Restated Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Restated Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Restated Agreement.

15.6                        Governing Law.  This Restated Agreement will be governed by and construed in accordance with the laws of the United States and the State of Illinois.  Each party consents to the jurisdiction and venue of the state or federal courts in Chicago, Illinois, if applicable, in any action, suit, or proceeding arising out of or relating to this Restated Agreement.

15.7                        Notices.  Any notice required or permitted by this Restated Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  All notices shall be addressed as follows:

EXECUTIVE:

Steven R. Beauchamp
26921 Countryside Lake Drive
Mundelein, Illinois 60060

COMPANY:

Paylocity Corporation
3850 N. Wilke Rd.
Arlington Heights, IL 60004
Attention: Steven I. Sarowitz, Executive Chairman

with a copy to:

DLA Piper LLP

401 Congress Avenue, Suite 2500

Austin, TX 78701

Facsimile: (512) 721- 2290

Attention: John J. Gilluly III, P.C.

or at such changed addresses as the parties may designate in writing.

15.8                        Survival.  Sections 10 (“No Conflict of Interest”), 11 (“Non-Competition”), 12 (“Non-Solicitation”), 13 (“Nondisclosure of Confidential Information”) 14 (“Enforcement, Remedies and Construction”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Restated Agreement shall survive Executive’s employment by Company.

16.                               Entire Agreement.  This Restated Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Restated Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signatures appear on following page]

THE PARTIES TO THIS RESTATED AGREEMENT HAVE READ THE FOREGOING RESTATED AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS RESTATED AGREEMENT ON THE DATES SHOWN BELOW.

Steven R. Beauchamp

Dated:	February 7, 2014	/s/Steven R. Beauchamp

Paylocity Corporation

Dated:	February 7, 2014	By:	/s/Steven I Sarowitz
		Name:	Steven I. Sarowitz
		Title:	Executive Chairman